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IXYS CORPORATION
1590 BUCKEYE DRIVE
MILPITAS, CA 95035-7418

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation. The meeting will be held on Friday, August 27, 2010 at 9:00 a.m. local time at our headquarters, which is located at 1590 Buckeye Drive, Milpitas, California 95035 for the following purposes:

1.	To elect six directors to serve for the ensuing year and until their successors are elected;

2.	To approve an increase of 350,000 shares of our common stock under the 1999 Employee Stock Purchase Plan;

3.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2011; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on July 1, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Secretary

Milpitas, California
July 27, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

IXYS CORPORATION
1590 BUCKEYE DRIVE
MILPITAS, CA 95035-7418

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
AUGUST 27, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of IXYS Corporation, or the Board, is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, or Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are distributing this proxy statement and accompanying proxy card on or about July 27, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 1, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 31,307,927 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 1, 2010 your shares were registered directly in your name with IXYS’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 1, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors;

•	The approval of an increase of 350,000 shares of our common stock under the 1999 Employee Stock Purchase Plan; and

•	Ratification of BDO USA, LLP, or BDO, as our independent registered public accounting firm for our fiscal year ending March 31, 2011, or fiscal 2011.

The Board of Directors recommends a vote in favor of each nominee named in this proxy statement, a vote in favor of an increase of 350,000 shares of our common stock under the 1999 Employee Stock Purchase Plan and a vote in favor of the ratification of the selection of BDO as our independent registered public accounting firm for fiscal 2011.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 1, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” the approval of an increase of 350,000 shares of our common stock under the 1999 Employee Stock Purchase Plan, and “For” the ratification of BDO as our independent registered public accounting firm for our fiscal year ending March 31, 2011. If any other matter is properly presented at the meeting, your proxyholder, who is one of the individuals named on your proxy card, will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Mellon Investor Services, LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Mellon Investor Services, LLC will be paid $7,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for possible inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 29, 2011 to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035. If you wish to submit a proposal that is not intended to be included in next year’s proxy materials or you wish to nominate a director, you must do so no earlier than April 30, 2011 and no later than May 29, 2011. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect on voting on proposals and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, Proposal No. 1, the six nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Votes “Withheld” will not affect the outcome of voting for directors.

•	To be approved, Proposal No. 2, the approval of an increase of 350,000 shares of our common stock under the 1999 Employee Stock Purchase Plan, must receive “For” votes from the holders of a majority of shares voting on the proposal either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of BDO as our independent registered public accounting firm for the year ending March 31, 2011, must receive “For” votes from the holders of a majority of the shares voting on the proposal either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the meeting in person or represented by proxy. On the record date, there were 31,307,927 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum if you submit a valid proxy or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I obtain directions to be able to attend the Annual Meeting and vote in person?

You will find directions to 1590 Buckeye Drive, Milpitas, California 95035 at the following website: http://www.ixys.com/locations/IXYS_us_corporate.html or you may send an email requesting directions to investorrelations@ixys.net or you may call 408-457-9000, extension 9005 or extension 9051 and ask for directions.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board consists of six directors. There are six nominees for director to be voted on at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until such director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director of our company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. All six nominees for election as a director at the 2009 annual meeting of stockholders attended the meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees

The names of the nominees and certain information about them as of July 1, 2010 are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company

Nathan Zommer	62	Chairman of the Board and Chief Executive Officer of IXYS Corporation
Donald L. Feucht	76	Investor
Samuel Kory	67	Retired Executive and Consultant
S. Joon Lee	70	Retired Executive
Timothy A. Richardson	53	Chief Operating Officer of Liquid Robotics
James M. Thorburn	54	Operator Affiliate of Francisco Partners

Nathan Zommer.  Dr. Zommer, founder of our company, has served as a Director since our inception in 1983, and has served as Chairman of the Board and Chief Executive Officer since March 1993. From 1993 to 2009, Dr. Zommer served as President and, from 1984 to 1993, Dr. Zommer served as Executive Vice President. Prior to founding our company, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. As our founder, Dr. Zommer has the benefit of the company’s complete history. This, taken together with his technical skills, background as an executive and over three decades of experience in the semiconductor industry, make him uniquely qualified to be on our Board. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

Donald L. Feucht.  Dr. Feucht has served as a Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory, including Deputy Director. Prior to joining the National Renewable Energy Laboratory, he served as Professor of Electrical Engineering and Associate Dean at Carnegie Mellon University. Dr. Feucht adds an extensive technical background in semiconductor design and solar energy, analytical skills and experience in managing research and scientific organizations to the Board’s set of skills and experience. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

Samuel Kory.  Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal, as well as a consultant for the firm. He has substantially retired from this business, limiting his work to occasional assignments. Mr. Kory previously served as President and Chief Executive Officer of Sensor Technologies USA, Vice President for Business Development and Sales of our company, Division General Manager and Corporate Director of Marketing for Seiko Instruments USA, and an International Manager for Spectra Physics Inc. During his career, Mr. Kory worked in and consulted with a variety of companies in high technology businesses. His experience in business development and sales in the semiconductor industry, combined with his international background in managing operations, sales and marketing in customers of the semiconductor industry, permits him to bring a perspective on marketing and business development issues to the Board. Mr. Kory received his B.S.M.E. from Pennsylvania State University.

S. Joon Lee.  Dr. Lee has served as a Director since July 2000. From 1990 to March 2008, Dr. Lee served as President of Omni Microelectronics, a consulting and engineering company. Dr. Lee also served as President of Adaptive Logic, a semiconductor company, from 1991 until 1996. Previously, Dr. Lee served as President of Samsung Semiconductor. Dr. Lee’s technical expertise, combined with his operational experience running an international semiconductor manufacturer, adds depth to the Board’s understanding of the semiconductor business. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

Timothy A. Richardson.  Mr. Richardson has served as a Director since June 2007. Mr. Richardson is an electronics industry veteran who has been employed since May 2007 as the Chief Operating Officer of Liquid Robotics, the developer of a surface vessel that derives its energy from the surrounding environment. He has also served as the Chief Financial Officer of the Jupiter Foundation since May 2007. At Sirenza Microdevices, Inc., a supplier of radio frequency components for electronics, he was the Chief Strategy Advisor from October 2006 to April 2007. From May 2002 to October 2006, he was the President and Chief Executive Officer of Micro Linear Corporation, an integrated circuit company specializing in wireless applications. Prior to that, he served as the Executive Vice President of Business Development of Bandwidth 9, a manufacturer of optical components for the telecommunications market, and as the President and co-founder of VeriFiber Technologies, an optical component and systems manufacturer. Mr. Richardson’s service as the chief executive officer and member of the board of directors of a public semiconductor company, as well as his service as a strategic officer of another semiconductor company and extensive experience in the semiconductor industry, enable him to provide operational, financial and business development expertise to apply on behalf of our company.

James M. Thorburn.  Mr. Thorburn has served as a Director since March 2007. Mr. Thorburn has served as an operator affiliate with Francisco Partners, a private equity firm, since August 2006 and served as the Chief Financial Officer of Fisker Automotive, Inc., a premium plug-in hybrid electric vehicle manufacturer, from February 2009 to April 2010. He served as Chief Executive Officer and Chairman of Zilog, Inc. from January 2002 until August 2006. Mr. Thorburn was hired at Zilog to oversee a pre-packed bankruptcy under federal law and the reemergence of the company following bankruptcy. The petition for bankruptcy was filed in February 2002. Prior to being Chief Executive Officer at Zilog, Mr. Thorburn held various executive positions including Senior Vice President and Chief Operating Officer of ON Semiconductor, operating consultant with Texas Pacific Group, Chief Financial Officer at Zilog and management positions at National Semiconductor. Mr. Thorburn’s background in private equity and work as chief executive officer of a public semiconductor company and chief operating officer of another semiconductor company bring senior leadership skills, mergers and acquisition and capital financing expertise and industry and financial reporting experience to the mix of skills on the Board. Mr. Thorburn holds a BSc.(Hons.) degree from University of Glasgow and is qualified accountant with Chartered Institute of Managements Accountants in the United Kingdom.

There are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of the Board

Under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under its charter, the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee, determines the independence of our directors. The Nominating and Corporate Governance Committee consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Feucht, Kory, Richardson and Thorburn are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Zommer, our Chief Executive Officer, and Dr. Lee are not independent directors.

Meetings of the Board of Directors

The Board met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. The Board reviews its own performance at meetings every third year. Independent directors meet regularly without other directors being present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence.”

Audit Committee

The Audit Committee of the Board, or Audit Committee, was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between our company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements The Audit Committee is composed of four directors: Messrs. Feucht, Kory, Richardson and Thorburn. The Audit Committee met nine times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Audit Committee Charter.”

The Nominating and Corporate Governance Committee reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent. The Nominating and Corporate Governance Committee has also determined that each of Messrs Richardson and Thorburn qualifies as an “audit committee financial expert,” as defined in the applicable rules of the Securities and Exchange Commission, or SEC.

Report of the Audit Committee of the Board1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2010 with our management. The Audit Committee has discussed with the independent registered public accounting firm that serves as our auditors, BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and has discussed with BDO its independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended March 31, 2010.

Donald L. Feucht
Samuel Kory
Timothy A. Richardson
James M. Thorburn

Compensation Committee

The Compensation Committee of the Board, or the Compensation Committee, is composed of three directors: Messrs. Feucht, Kory and Richardson. All members of our Compensation Committee are independent under the Nasdaq listing standards. The Compensation Committee met eleven times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Compensation Committee Charter.”

The Compensation Committee acts on behalf of the Board to review, adopt, recommend for adoption and oversee various elements of compensation for our company, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service of the executive officers, including severance and change-in-control arrangements;

•	review and recommend to the Board the elements of compensation for the directors; and

•	administration of our equity compensation plans and other compensation plans and programs that may be adopted from time to time.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee may delegate its authority to one or more of its members, subject to such reporting to or ratification by

1 The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

the committee as it directs. The Compensation Committee’s philosophy and approach to executive compensation, as well as its specific determinations with respect to executive compensation for the fiscal year ended March 31, 2010, or fiscal 2010, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served as such during fiscal 2010 is, or was at the time of such service, an employee or officer of our company. During the 1980s, Mr. Kory was a vice president of a predecessor of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or Compensation Committee of our company.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement following the fiscal year ended March 31, 2010 and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Donald L. Feucht
Samuel Kory
Timothy A. Richardson

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board and addressing corporate governance matters for us. The Nominating and Corporate Governance Committee is composed of four directors: Messrs. Feucht, Kory, Richardson and Thorburn. All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.ixys.com by clicking on “Investor Relations” and then clicking on “Nominating Committee Charter.”

Under the charter of the Nominating and Corporate Governance Committee, the committee will consider individuals who are suggested by our stockholders as potential company nominees to serve on the Board in the same manner that the committee considers potential nominees identified through other channels. Stockholder recommendations for directors must be in writing and sent by U.S. mail to: General Counsel, IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035. The General Counsel will forward any recommendation to the members of the Nominating and Corporate Governance Committee.

Board Composition

As an international semiconductor manufacturer, our business involves an operational structure that operates on a global scale and includes research, manufacturing and marketing functions in a context characterized by evolving technologies, exposure to business cycles and significant competition. The Nominating and Corporate

2 The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in light of our business and the existing membership on the Board. This assessment of Board skills, experience, and background includes numerous factors, such as age; understanding of and experience in manufacturing, technology, finance and marketing; international experience; and culture. The priorities and emphasis of the committee and of the Board with regard to these factors change from time to time to take into account changes in the company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

•	Semiconductor industry experience

•	Senior leadership experience

•	Technical expertise

•	Public company board experience

•	Financial expertise

•	Business development and mergers and acquisitions experience

•	International business experience

Board members should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Board members must be willing and able to devote sufficient time to the affairs of our company and are expected to rigorously prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates.

The Board’s Leadership Structure

The Board currently combines the role of Chairman of the Board and Chief Executive Officer. The Board believes that the Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has not appointed a lead independent director; however, the Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas and regular executive sessions. Further, the small size of the Board, set at six members, and the extensive overlap of the four independent directors on the three standing committees obviates the need for a single individual to assume, and be compensated for, the communication and coordination function of a lead director.

Risk Oversight and the Board

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by a company include:

•	macro-economic risks, such as inflation, reductions in economic growth or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Our company engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide at least annual briefings on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. Generally, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In some cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail in “Executive Compensation.”

Stockholder Communications with the Board

The Board believes that management speaks for our company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with one or more of the independent directors, email messages can be sent to directorcom@ixys.net. The messages will be received by our General Counsel and forwarded to the Chairman of our Nominating and Corporate Governance Committee, who will determine their distribution to the appropriate committee of the Board or independent director and facilitate an appropriate response.

PROPOSAL 2

APPROVAL OF 350,000 SHARES FOR ISSUANCE UNDER
THE 1999 EMPLOYEE STOCK PURCHASE PLAN

In January 1999, the Board adopted our 1999 Employee Stock Purchase Plan, or Purchase Plan. On November 19, 1999, our stockholders approved the Purchase Plan, reserving 250,000 shares of our common stock for issuance pursuant to the stock purchase rights awarded under the Purchase Plan. The initial 250,000 shares were later increased to 500,000 through a two-for-one stock split. On September 7, 2007, our stock holders approved an increase of 350,000 shares under the Purchase Plan, bringing the total shares authorized under the Purchase Plan to 850,000. Currently, about 105,000 shares of our common stock remain available for issuance under the Purchase Plan. At recent issuance rates, those shares are likely to be exhausted in 2011. We desire to increase the total number of shares authorized for issuance by 350,000, which results in an aggregate of 1,200,000 shares of our common stock being authorized under the Purchase Plan. The Purchase Plan currently meets the requirements set forth in Section 423 of the Internal Revenue Code of 1986, as amended, or the Code.

Stockholders are requested in this Proposal 2 to approve an increase of 350,000 shares for issuance under the Purchase Plan. The affirmative vote of the holders of a majority of the shares voting on the proposal at the meeting, in person or by proxy, will be required to approve the 350,000 share increase. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

The purpose of the Purchase Plan is to provide a means by which our employees (and any parent or subsidiary designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. Approximately 345 of our approximately 1,157 employees (which number includes employees of our subsidiaries outside the United States) are eligible to participate in the Purchase Plan.

The rights to purchase our common stock granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

Administration

Our Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. Our Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary will be eligible to participate in the Purchase Plan.

Our Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Purchase Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself. In fact, the Board has granted the Compensation Committee coextensive authority in its charter.

Offerings

The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The offering under the Plan shall begin on June 1 of each year and will last for one year. This one year offering period will be divided into two shorter “purchase periods” approximately six months long. Purchase dates under the Purchase Plan will generally be November 30 and May 31 of each year.

Eligibility

Any person who is customarily employed at least 20 hours per week and five months per calendar year by us (or by any parent or subsidiary designated by the Board) on the first day of an offering is eligible to participate in that offering. Our officers who are “highly compensated” as defined in the Code are eligible to participate in the Purchase Plan.

However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of our common stock (determined at the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans and our affiliates in any calendar year.

Additionally, any person who is employed by any non-U.S. subsidiary is not eligible to participate in the Purchase Plan.

Participation in the Plan

Eligible employees enroll in the Purchase Plan by delivering to us, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employee’s compensation during the offering (or such lower percentage as specified in the offering document prior to the beginning of the offering).

Purchase Price

The purchase price per share at which shares of our common stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of any purchase period, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds. A participant may not make additional payments into such account, unless specifically provided in the offering and unless the participant has not had the maximum amount withheld during the offering.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, our Board can specify a maximum number of shares of our common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of our common stock that may be purchased pursuant to such offering by all participants. Generally, the Board has permitted any participating individual to purchase up to the $25,000 and 15% limitations. The maximum aggregate number of shares available to be purchased by all eligible employees will be the number of shares remaining available under the Purchase Plan on the offering date. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of our common stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

Withdrawal

While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable purchase period, except as provided by the Board.

Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

The Board may suspend or terminate the Purchase Plan at any time.

The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of our common stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Effect of Certain Corporate Events

In the event of a dissolution, liquidation or specified type of merger, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

Stock Subject to Purchase Plan

Subject to this proposal, an aggregate of 1,200,000 shares of our common stock is, or has been, reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

Federal Income Tax Information

Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations). Any ordinary income that is required to be recognized will not be subject to income or payroll tax withholding.

Equity Compensation Plan Information

The following table is provided as additional information on our equity compensation plans. The information is as of March 31, 2010.

				(c)
				Number of Securities
				Remaining Available for
	(a)	(b)		Future Issuance under
	Number of Securities	Weighted-Average		Equity Compensation
	to be Issued upon	Exercise Price of		Plans (excluding
	Exercise of Outstanding	Outstanding Options,		Securities
Plan Category	Options, Warrants and Rights	Warrants and Rights		Reflected in Column (a))

Equity compensation plans approved by securityholders(1)	5,220,473	$9.32	(3)	796,299
Equity compensation plans not approved by securityholders(2)	—	—		1,019,552

Total	5,220,473	$9.32		1,815,851

(1)	This row includes our 1999 Equity Incentive Plan, the 1999 Non-Employee Directors’ Equity Incentive Plan, the 2009 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Of these shares, 148,065 shares remain available as of March 31, 2010 for the grant of future rights under our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable. The 350,000 shares under the 1999 Employee Stock Purchase Plan proposed for stockholder approval in this proxy statement are not included. Number of securities to be issued upon exercise of outstanding options, warrants and rights includes 32,200 shares issuable upon the vesting of restricted stock units granted under the 1999 Equity Incentive Plan. The remaining balance consists of outstanding stock options. Of the stock options, 75,411 shares of our common stock with a weighted average exercise price of $11.78 per share were assumed in business combinations.

(2)	This row represents the Zilog 2002 Omnibus Stock Incentive Plan and the Zilog 2004 Omnibus Stock Incentive Plan, which were assumed upon the acquisition of Zilog.

(3)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

Zilog 2002 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved the assumption of the Zilog 2002 Omnibus Stock Incentive Plan, or the Zilog 2002 Plan, with respect to the shares available for grant as stock options. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog may receive grants under the Zilog 2002 Plan. At the time of the assumption of the Zilog 2002 Plan by our company, up to 366,589 shares of our common stock were available for grant under the plan.

Stock options granted under the Zilog 2002 Plan were permitted to be: (i) incentive stock options or nonqualified stock options or (ii) EBITDA-linked options and/or non-EBITDA linked options. We will not grant any EBITDA-linked options and none are outstanding. In general, non-EBITDA-linked options granted pursuant to the Zilog 2002 Plan will be exercisable at such time or times and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as is determined by the plan administrator, generally expected to be the Compensation Committee, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option will be established by such administrator, in its sole discretion, at the time of grant. The term of a non-EBITDA-linked option is determined at the time of grant, but will not exceed ten years.

Zilog 2004 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved assumption of the Zilog 2004 Omnibus Stock Incentive Plan, or the Zilog 2004 Plan. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog may receive grants under the Zilog 2004 Plan. Under the Zilog 2004 Plan, incentive stock options, non-statutory stock options or restricted shares may be granted. At the time of the assumption of the Zilog 2004 Plan by our company, up to 652,963 shares of our common stock were available for grant under the plan.

In general, the options and shares granted pursuant to the Zilog 2004 Plan are exercisable at such time or times, and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the plan administrator, generally expected to be the Compensation Committee of our Board of Directors, determines in the applicable option agreement. The exercise price per share, payable upon the exercise of an option, is established by such administrator at the time of the grant and is not less than the par value per share of common stock on the date of the grant and in the case of an incentive stock option generally is not less than 100% of the fair market value per share on the date of grant.

In general, restricted stock awards granted pursuant to the Zilog 2004 Plan are subject to the restricted stock award agreement that reflects the terms, conditions and restrictions related to the restricted stock award. The agreement includes, among other things, the period during which the restricted stock is subject to forfeiture, the imposition of any performance-based conditions or other restrictions on the award, if any.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to conduct the audit for our fiscal year ending March 31, 2011 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees for audit and other services provided by BDO, our independent registered public accounting firm, for fiscal years 2010 and 2009. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by BDO, but include out-of-pocket expenses. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2010 Fees	2009 Fees

Audit Fees	$1,128,073	$1,499,335
Audit-Related Fees	133,461	—
Tax Fees	63,582	1,114
All Other Fees	—	—

Total	$1,325,116	$1,500,449

Audit Fees:  For fiscal 2009 and fiscal 2010, this category includes the integrated audit of our consolidated financial statements and internal control over financial reporting, the review of financial statements included in our Form 10-Q and statutory audits required by non-US jurisdictions.

Audit-Related Fees:  This category consists of the audit-related work for the Zilog acquisition.

Tax Fees:  For fiscal 2009 and fiscal 2010, this category consists of services for international tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to 18 months, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the rendering of non-audit services by BDO is compatible with maintaining its independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 1, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035.

	Beneficial
	Ownership(1)
	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Total

Directors and Executive Officers
Nathan Zommer(2)	7,925,428	24.6%
Peter H. Ingram(3)	458,624	1.5%
Uzi Sasson(4)	435,809	1.4%
Donald L. Feucht(5)	194,583	*
Samuel Kory(6)	162,833	*
S. Joon Lee(7)	199,583	*
Timothy A. Richardson(8)	80,833	*
James M. Thorburn(9)	86,005	*
All current directors and executive officers as a group (7 persons)(10)	9,085,074	27.3%
5% Stockholders
Security Investors, LLC(11)	4,852,561	15.5%
One Security Benefit Place Topeka, Kansas 66636
Columbia Wanger Asset Management, L.P.(12)	1,900,000	6.1%
227 West Monroe Street, Suite 3000 Chicago, Il 60606
Sharkz L.P.(13)	2,000,000	6.4%

*	Represents less than 1%.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,307,927 shares outstanding on July 1, 2010, adjusted as required by rules promulgated by the SEC.

(2)	Includes an aggregate of 2,000,000 shares held by Sharkz L.P., a partnership controlled by Dr. Zommer, and 12,360 shares held by or on behalf of Dr. Zommer’s minor child. Also includes 902,500 shares Dr. Zommer has the right to acquire within 60 days of July 1, 2010. 2,050,000 shares are pledged as security for a loan.

(3)	Includes 175,500 shares Mr. Ingram has the right to acquire within 60 days of July 1, 2010. Mr. Ingram ceased being an executive officer of our company in February 2010, but remains an employee of our company.

(4)	Includes 402,500 shares Mr. Sasson has the right to acquire within 60 days of July 1, 2010.

(5)	Includes an aggregate of 2,000 shares held by or on behalf of Mr. Feucht’s wife, as to which Mr. Feucht disclaims beneficial ownership. Also includes 174,583 shares Mr. Feucht has the right to acquire within 60 days of July 1, 2010.

(6)	Includes 151,583 shares Mr. Kory has the right to acquire within 60 days of July 1, 2010.

(7)	Consists of 199,583 shares Mr. Lee has the right to acquire within 60 days of July 1, 2010.

(8)	Consists of 80,833 shares Mr. Richardson has the right to acquire within 60 days of July 1, 2010.

(9)	Includes 80,833 shares Mr. Thorburn has the right to acquire within 60 days of July 1, 2010.

(10)	Includes 1,992,415 shares that current directors and executive officers have the right to acquire within 60 days of July 1, 2010.

(11)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.

(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2010.

(13)	These shares are also included in the number of shares reported for Dr. Zommer. Dr. Zommer is the general partner of Sharkz L.P. and has sole voting and investment power over the shares of common stock it holds.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on such forms, during fiscal 2010, all Section 16(a) reports were timely filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis should be read along with the tables and text under “Executive Compensation” that follow hereafter. Throughout this discussion and analysis, the “Committee” refers to the Compensation Committee and “executives” refers to our executive officers. Generally, the Committee limits its deliberations to individuals determined by the Board to be executive officers under the rules of the SEC, except for equity compensation and except for compliance with rules of the SEC. The compensation of other employees is determined under the direction of the Chief Executive Officer.

Our Compensation Philosophy

Our success begins with our culture of innovation, cooperation and efficiency. Our compensation programs are designed to support this culture by allowing us to:

•	Motivate and reward performance. We believe that compensation should vary with performance, and that a significant portion of an executive’s pay should be linked to individual and corporate performance.

•	Align employee pay with stockholder objectives. We believe that our pay program should connect executives’ interests with stockholders’ interests. In particular, we believe that pay should reward executives for growing the market value of our company’s stock.

•	Manage resources efficiently. Compensation is a significant expense, which should be managed appropriately to achieve our executive reward and retention goals while also protecting stockholder interests.

•	Attract and retain personnel. The semiconductor industry is a competitive landscape, where experienced and talented employees are in demand. Executive compensation must be competitive to attract and retain the individuals we need to lead our business.

Our Executive Compensation Program

Our executive compensation program consists of six components:

•	Salary

•	Cash performance compensation

•	Other cash bonuses

•	Equity compensation

•	Employee benefits

•	Severance and change-in-control compensation

Our philosophy is to offer competitive salaries to our executives and to provide significant rewards through incentive pay. Incentive cash opportunities are calibrated to be competitive when performance objectives are achieved and are primarily intended to reward for performance during the corresponding fiscal year. Exceptional rewards may be provided through equity compensation, but only to the degree that our stock price appreciation is strong. Equity compensation is intended to reward for long-term performance, in the expectation that is likely to constitute a significant sum in the event of long-term growth in the profitability of our company. In determining executive compensation, the Committee reflects on compensation in immediately preceding years, but considers every year to be a new page where goals and potential compensation could be substantially changed. In general, we place more emphasis on cash performance compensation and stock options than on salary. While we offer competitive salaries, we believe we can create a stronger link between pay and performance by directing executive pay towards incentive cash performance compensation and equity rewards. For our two most senior executives, we expect that over the next few years target cash performance compensation will be increased to equal or exceed salaries. The Committee does not use an approach based on rigorous adherence to specific metrics; instead, it exercises a significant degree of judgment.

Salaries

We provide salaries sufficient to attract and retain key executives. To determine the appropriate salary for an executive, the Committee considers a number of factors, including the executive’s responsibilities, experience, past performance, and expected future contribution to our company. The Committee also considers the salaries of executives in similar positions at comparable companies. Generally, in setting salaries the Committee seeks to pay competitive salaries and to provide the funds necessary for a current standard of living for the executive.

Cash Performance Compensation

Our cash performance compensation program is intended to provide economic incentives for executives to work for the achievement of objectives that the Committee believes will foster our growth and profitability. It rewards executives in light of their achievement of their performance objectives and for helping us achieve our annual financial goals. Each year, the Committee develops a cash performance compensation program for the two most senior executives. To establish these programs, the Committee considers the executive’s responsibilities and expected contributions to our company.

The cash performance compensation program is composed of a series of objectives, a set of weights for the objectives and, when the Committee believes that it can reasonably assess possible outcomes in advance, three potential measurement levels, consisting of a threshold level, a target level and a maximum level. Objectives are set in light of the Committee’s views on the goals and challenges for our company and the individual for the corresponding fiscal year.

The Committee considers the measurement levels and objectives, along with the weights accorded the objectives, to be guidelines for the Committee to use in evaluating the bonuses to be paid to executives and for executives to use in understanding the goals of the Committee for their performance. The amount of the cash performance compensation will be determined by the Committee in light of its evaluation of each executive’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider other factors in ultimately determining the amount of a cash performance compensation. Thus, the amount of cash performance compensation to be paid to an executive is in the discretion of the Committee, to be determined after completion of the fiscal year.

Other Cash Bonuses

From time to time, the Committee has awarded cash bonuses outside of the cash performance compensation structure. These bonuses relate to circumstances unique to the individual and often to recognition for years of service to our company or for a specific level of achievement.

Equity

We believe equity-based compensation is critical to our overall pay program for executives. Equity-based compensation provides several significant advantages:

•	It allows us to provide exceptional potential rewards. Those exceptional rewards are realized, however, only if our growth is strong as evidenced by stock price appreciation and value is created for stockholders.

•	It creates a strong incentive for executives to improve financial results and take the right actions to increase our value over the long term. Because the ultimate value of the award varies with our stock price, which is in turn affected by our results, equity-based compensation creates a strong link between pay and performance.

•	It links executives’ interests directly with stockholders’, since rewards depend on stock performance.

Currently, the Committee views stock options in various forms as the best method to motivate our executives. Stock options encourage executives to focus on value creation, since stock options provide rewards only when our stock price increases. The vesting schedules we use delay rewards until the future, thereby maintaining incentives for our executives and helping us retain key talent. The Committee awarded restricted stock units for about a year, but management found that employees did not readily understand restricted stock units or react to the award as an incentive to same degree as with stock options. Stock options, having been in common use in the semiconductor industry for decades, were judged to be better understood and a more effective incentive. The Committee, therefore, reverted to the use of stock options.

Determining the Size of Individual Equity Incentive Awards

To determine the appropriate size of an executive’s equity incentive award, the Committee considers several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants and our growth and performance outlook.

Timing of Grants

Historically, executives generally received an equity incentive award following employment and, thereafter, a single equity incentive award each year. We do not grant re-load options, make loans to executives to exercise their stock options or grant stock options at a discount. The Committee generally grants equity incentives to our executives at regular quarterly meetings. The Committee does not have an express policy regarding the timing of grants to executives. The Board or the Committee may grant options when in possession of material non-public information.

Exercise Price

The exercise price of all stock option grants is at a minimum the closing price of a share of our common stock on Nasdaq on the date of grant.

Vesting

Equity incentive awards cannot be exercised until they vest. The principal purpose of vesting is to serve as an employee retention tool. Employees who leave before their awards vest lose any value in their unvested equity incentive awards. The vesting requirements for our executives are typically the same as those for our employees. Generally, our equity incentive awards vest in equal annual installments over a four year period or, in other words, at the rate of 25% per year.

Dr. Nathan Zommer

Dr. Zommer has informed the Committee that henceforth he only wishes to receive equity compensation for his service as a director and, therefore, to be considered only for an equity incentive equivalent to the annual grant generally made for continuing directors. Currently, that is the grant of a stock option exercisable for 20,000 shares of our common stock, which vests over the course of a year. The Committee approves of this practice and expects to follow it in the future.

Other Benefits

We provide our executive officers with a limited number of benefits not generally made available to all employees. These benefits primarily consist of car allowances, term life insurance and reimbursement for tax planning and the preparation of tax returns. These benefits for senior executives are a longstanding practice by our company and the Committee has viewed them as immaterial in amount. In the case of Dr. Zommer and Mr. Sasson, these benefits are required by the terms of their employment agreements. See “Executive Compensation — Employment Agreement.” In addition, as a director, Dr. Zommer receives a benefit accorded directors, the reimbursement of estate planning expenses.

Like all of our full-time domestic employees, our executives are eligible to participate in our 1999 Employee Stock Purchase Plan, our 401(k) plan, and other health and welfare insurance programs. We believe we offer a competitive package of health and welfare programs. To ensure our total compensation package remains competitive with other companies, we compare our health and welfare benefits with the packages offered by other companies.

Severance and Change in Control Provisions

We have severance and change in control agreements with Dr. Zommer and Mr. Sasson. See “Executive Compensation — Potential Payments upon Termination or Change in Control.” The Committee believes that executive severance and change in control provisions are appropriate for our senior executives. These provisions are sometimes necessary to attract or retain key personnel and to assist executives in focusing on the best course for our company. The Committee has selected a double trigger in the event of a change in control for the payment of compensation, in the belief that incremental compensation is appropriate only if there is a loss of, or material change in, a position after a change in control.

Determining Executive Pay

After the end of each fiscal year, the Committee reviews our executive compensation program. The review involves the analysis of market pay practices, the assessment of our existing pay practices and the consideration of our goals for the future. As a result of this review, the executive compensation program for the next fiscal year is formulated.

At the same time as establishing the compensation program for the current year, the process of evaluating individual performance and making incentive cash compensation decisions for the prior fiscal year is also occurring. The CEO reviews the pay and performance of each executive other than himself and makes pay recommendations to the Committee for each of those executives. The Committee reviews those recommendations, taking into account:

•	The CEO’s assessment of the performance of each executive other than himself;

•	Each executive’s pay history and unvested equity incentives;

•	The difficulty of the executive’s role; and

•	Periodically, but not annually, executive pay at comparable companies.

As necessary, the Committee discusses changes to the CEO’s recommendations with the CEO and then approves compensation actions for each executive.

The Committee makes compensation decisions for the CEO separately without the CEO’s participation. The Committee evaluates the CEO’s performance in light of its judgment of results achieved. Input on our CEO’s performance is also solicited from the other members of the Board.

At the end of this process, the Committee’s decisions included the following compensation actions for our two most senior executives:

•	Objectives, weights and measurement levels for the cash performance compensation programs for the current fiscal year;

•	Any changes to salary; and

•	The amount of any equity incentive awards for the fiscal year.

The decisions of the Committee were then communicated to the executives by the Chairman of the Committee.

Executive Compensation Consulting

From time to time, the Committee engages an executive compensation consulting firm, Presidio Pay Advisors, Inc. The firm provides advice on compensation issues identified by the Committee and, when requested by the Committee, gathers and analyzes third-party data about the compensation practices of our peer companies against which we measure our compensation. During fiscal 2010, Presidio Pay Advisors’ work was limited to advising on the Committee’s initial proposal for the fiscal 2010 cash performance compensation program. Presidio Pay Advisors reports directly to the Committee and works solely for the Committee. Our company has not employed other compensation consultants.

Compensation Benchmarking

In setting executive pay, we are mindful of the competitive market. To gauge our pay against our competitors and against the broader marketplace, the Committee has, from time to time, requested our compensation consultant to provide us with survey information of the pay practices generally occurring in the semiconductor industry. However, in the last few years, in part because of its view that economic conditions made the expense of such unwarranted, the Committee has not reviewed such data, nor set compensation in reliance thereon. The Committee may resume the practice of benchmarking in the future.

Executive Pay Decisions for Fiscal 2010 and Fiscal 2011

Salary

Under their employment agreements, Dr. Zommer’s annual salary is at least $566,000 and Mr. Sasson’s annual salary is at least $330,000. During the economic downturn, their annual salaries were reduced at their suggestion by 10%, commensurate with reductions taken by other employees, to annual rates of $509,400 and $297,000, respectively. These reduced rates were in effect throughout fiscal 2010. As a part of its regular practice in setting the salaries of the two executives, the Committee considers the responsibilities of the executives beyond those typically associated with their roles; in particular, that Dr. Zommer serves as the senior technical executive of our company and that Mr. Sasson has significant operational responsibilities and serves as the senior sales executive of our company. In December 2009, Mr. Sasson was promoted to President of our company. During fiscal 2010, in accordance with our general policy for employees, Mr. Sasson cashed out vacation days for a payment of $11,423. Mr. Ingram’s fiscal 2010 salary was initially the same as his fiscal 2009 salary. During the course of the year, Mr. Ingram’s salary rate was reduced by 10%. In February 2010, Mr. Ingram ceased being an executive officer of our company, but continued as an employee.

For fiscal 2011, the salaries of Dr. Zommer and Mr. Sasson were first restored to the amounts required in their employment agreements and then, effective June 1, 2010, increased to $580,000 and $355,000, respectively. The Compensation Committee viewed Dr. Zommer’s increase, the first to his regular salary rate in about three years, as an inflation adjustment. Mr. Sasson’s raise was considered to be a 5% raise in recognition of his promotion to President and an inflation adjustment.

Cash Performance Compensation

In establishing the fiscal 2010 cash performance compensation program, the Committee found it impractical to set quantitative measures of performance that would provide meaningful incentives for the executives, given the uncertain and unpredictable nature of the economic environment. Consequently, the Committee decided not to set threshold, target and maximum levels for each of the quantitative objectives. In making the decision, the Committee obtained the advice of Presidio Pay Advisors, Inc. regarding the proposed fiscal 2010 program and the adjustments that technology companies were making to address economic uncertainty. A target award was set for each of Dr. Zommer and Mr. Sasson, along with objectives and weights for the objectives. For Dr. Zommer, the target award was $300,000. For Mr. Sasson, it was $150,000. Target awards were reduced from the prior fiscal year by at least 40%, principally for two reasons: First, in light of the economic downturn and the absence of specific quantitative measures of performance, the Compensation Committee thought it would be difficult to reach a conclusion that a large award was warranted; and second, the Compensation Committee had awarded performance compensation below target for a number of years, even though it was generally satisfied with the executives’ performance, and wanted to establish a practice of awarding performance compensation at about target levels if it was generally satisfied with the executives’ performance. For each executive, his maximum potential award was twice the amount of his target award. The fiscal 2010 objectives, and weights for the objectives, for each of the executives were initially set as follows:

Objective	Nathan Zommer	Uzi Sasson

Net revenues	25%	25%
Gross margin	25%	25%
Cash flow from operations	20%	25%
Return on assets	10%	10%
Discretionary	20%	15%

Each of the first four objectives was to be evaluated by reference to quantitative results. The fifth objective was evaluated qualitatively. No action was taken to establish a cash performance award for Mr. Ingram for fiscal 2010.

After the end of fiscal 2010, the Committee exercised discretion in determining the cash performance compensation of Dr. Zommer and Mr. Sasson. In reviewing performance, the Compensation Committee concluded that the weights of the objectives for both executives should be the same, in light of Mr. Sasson’s promotion to President during the year. The Compensation Committee evaluated both executives using the weights previously established for Dr. Zommer. The Compensation Committee reviewed the financial results for each of the objectives of net revenues, gross margin, cash flow from operations and return on assets. The Compensation Committee focused on the trend in the company’s financial performance rather than any specific outcome for an objective, noting that the first quarter of the fiscal year had represented a bottom for the company, that the financial performance of the company had improved in each of the successive quarters of the fiscal year and that the year ended with a record backlog for the company as of the last day of the fiscal year. In general, the Compensation Committee concluded that, under the guidance of the two executives, the company had successfully negotiated a difficult period. The Compensation Committee also noted that the acquisition of Zilog had been accomplished by the executives and without the expense of a financial advisor for the company. In light of these observations, the Compensation Committee decided to award performance compensation equal to 110% of target. Dr. Zommer was awarded $330,000 and Mr. Sasson was awarded $165,000.

For fiscal 2011, the Committee resumed the practice of setting three levels for quantitative measures of performance when it established the objectives to be used in evaluating performance for the payment of a cash award. In fiscal 2011, for both executives the set of objectives consists of four quantitative objectives and one qualitative objective, with weights established for each objective and the same weights used for each executive. Each quantitative objective consists of three numbers, with a number corresponding to each of the concepts of threshold, target and maximum. The quantitative objectives are net revenues, gross margin, return on assets and cash flow from operations expressed as a percentage of gross profit. The fifth objective is the discretionary judgment of the members of the Compensation Committee regarding the executive officers’ performance. For Dr. Zommer, the target award is $435,000. For Mr. Sasson, it is $265,000. For each executive, his maximum potential award is 1.75 times the amount of his target award.

Other Cash Bonuses

The Compensation Committee did not award any other cash bonuses to executive officers in fiscal 2010.

Equity

In fiscal 2010, the Committee did not grant any stock options or other equity awards to executive officers. From May to September 2009 during the fiscal year, there was no stockholder approved stock option plan in effect. The consideration of stock option grants to executive officers was then postponed until after the closing of the acquisition of Zilog, which occurred after the last regular meeting of the Compensation Committee during the fiscal year.

Tax and Accounting Implications

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxes in a year with respect to our executive officers. Section 162(m) limits the types of compensation that are deductible resulting in some compensation that does not qualify as tax deductible. While the Committee is mindful of the benefit to our company performance of full deductibility of compensation, we believe the Committee must not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Committee has not adopted a policy that requires that all compensation be deductible. The Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and the stockholders.

We adopted SFAS No. 123(R), effective April 1, 2007. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. We use the Black-Scholes pricing model to estimate the fair value of each award.

Compensation and Risk

Our Compensation Committee has discussed the concept of risk as it relates to our compensation of employees, reviewed the employee compensation used in our company and the Compensation Committee does not believe our employee compensation encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation methods provides a balance of long and short-term incentives with fixed and variable components.

•	We grant equity based awards with time based vesting, which encourages participants to look to long-term appreciation in equity values.

•	The objectives used to determine the amount of an executive officer’s cash performance award address overall performance, which we believe promotes long term value. In addition, an executive’s cash performance award cannot exceed 1.75 times the target amount, no matter how much financial performance exceeds the objectives established at the beginning of the year.

•	For our executive officers, our Compensation Committee retains discretion to modify or to eliminate performance compensation that would otherwise be payable based on actual financial performance.

•	Our system of internal control over financial reporting, Code of Ethics, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance incentive payments.

Summary Compensation Table

The following table shows for the fiscal year ended March 31, 2010, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and a former executive officer, together referred to as our Named Executive Officers, at March 31, 2010.

Summary Compensation Table for Fiscal 2010, 2009 and 2008

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)	($)		Total ($)

Nathan Zommer	2010	509,400	—	—	330,000	—	48,723	(2)	888,123
Chairman of the Board and	2009	544,231	—	779,044	100,000	—	16,138		1,439,413
Chief Executive Officer	2008	566,000	400,000	797,855	300,000	—	33,263		2,097,118
Uzi Sasson	2010	308,423 (3)	—	—	165,000	—	17,797	(4)	491,220
President, Chief Operating	2009	330,000	—	1,031,861	50,000	—	12,483		1,424,344
Officer and Chief Financial	2008	341,538	140,000	596,719	136,000	—	13,204		1,227,461
Officer
Peter H. Ingram(5)	2010	239,423	—	—	—	45,946	12,744	(6)	298,113
Former President of	2009	254,255	20,000	108,013	—	4,932	12,237		399,437
European Operations	2008	254,255	—	—	—	—	10,664		264,919

(1)	No executive officer forfeited any rights during fiscal 2010. Note 10 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2010 discloses the assumptions made in valuing the rights.

(2)	Includes car expense of $22,131, estate planning charges of $16,937, $7,350 in contributions by our company matching certain of Dr. Zommer’s 401(k) plan contributions and other compensation payments aggregating to $2,305. Other compensation payments include payments in the nature of medical health checkup and bill paying and bookkeeping services. For fiscal 2010, bill paying and bookkeeping services were valued based on an estimate of the hours involved and the hourly rate of the person providing the services.

(3)	Includes vacation cash-out of $11,423.

(4)	Represents car expense.

(5)	Mr. Ingram ceased being an executive officer in February 2010, but remains an employee of our company. Mr. Ingram is paid in Euros. For fiscal 2010, 2009 and 2008, his compensation was converted into dollars at the rate of 1.41 dollars per Euro, the conversion rate used in our consolidated statement of operations for those periods. The change in the value of Mr. Ingram’s rights under the German deferred benefit plan for fiscal 2010 was $45,946.

(6)	Represents car expense.

We provide or reimburse for car expense for each of our executive officers, including associated expenses such as insurance, registration, maintenance and gasoline. Our directors, including Dr. Zommer, are reimbursed for their estate planning and tax planning and return preparation expenses. Because Dr. Zommer spends significant time traveling to our worldwide locations and customers, we provide bill paying and bookkeeping services to Dr. Zommer.

Employment Agreements

Dr. Zommer and Mr. Sasson are the only executive officers who have employment agreements. Each agreement was executed in July 2009, effective as of August 1, 2009, and terminates July 31, 2012.

Dr. Zommer’s agreement provides that he will be paid an annual base salary of at least $566,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is currently receiving an annual base salary of $580,000. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $1,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Dr. Zommer and the Board, including maintenance, gas and insurance; 10 hours per month of bill paying and bookkeeping services; and annual vacation in an amount equal to 15 days plus one-half day for each full year of service after June 1, 2003. Additionally, Dr. Zommer is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there. During fiscal 2007, Dr. Zommer caused the term life insurance provided pursuant to his agreement to be cancelled.

Mr. Sasson’s agreement provides that he will be paid an annual base salary of at least $330,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is currently receiving an annual base salary of $355,000. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $1,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Mr. Sasson and the Board, including maintenance, gas and insurance; and annual vacation in an amount equal to 15 days. Additionally, Mr. Sasson is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there.

Grants of Plan-Based Awards

The following table provides information regarding all incentive plan awards that were made to or earned by our Named Executive Officers during fiscal 2010.

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards
	(1)
	Threshold	Target
Name	($)	($)	Maximum ($)

Nathan Zommer	—	300,000	600,000
Uzi Sasson	—	150,000	300,000
Peter H. Ingram	—	—	—

(1)	These amounts constitute the target and maximum amounts under the cash performance compensation program for fiscal 2010, which were determined during the fiscal year.

Outstanding Equity Awards at Fiscal 2010 Year End

The following table shows for the fiscal year ended March 31, 2010, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

						Stock Awards
	Option Awards							Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

Nathan Zommer	20,000			20.90	12/11/10
	160,000			7.26	11/16/11
	280,000			7.79	11/15/12
	150,000			10.63	02/20/14
	100,000			15.81	06/02/15
	100,000	100,000	(2)	10.30	06/07/17
	42,500	127,500	(3)	12.65	09/05/18
						12,500	(4)	106,750
Uzi Sasson	30,000			6.65	08/20/14
	120,000			9.15	11/23/14
	75,000			14.37	06/02/15
	10,000	10,000	(5)	9.35	05/31/17
	60,000	60,000	(6)	9.36	06/07/17
	30,000	90,000	(7)	11.50	09/05/18
	37,500	112,500	(8)	6.53	11/13/18
						7,500	(9)	64,050
						5,000	(10)	42,700
Peter H. Ingram	10,000			6.60	11/16/11
	60,000			4.64	07/22/12
	40,000			7.08	11/15/12
	28,000			6.75	08/08/13
	30,000			14.37	06/02/15
	7,500	22,500	(11)	7.97	02/12/19

(1)	Based on the closing price of $8.54 on the Nasdaq Global Select Market on March 31, 2010.

(2)	50,000 shares vest on each anniversary of June 7.

(3)	42,500 shares vest on each anniversary of September 5.

(4)	12,500 shares vest on each anniversary of May 12.

(5)	5,000 shares vest on each anniversary of May 31.

(6)	30,000 shares vest on each anniversary of June 7.

(7)	30,000 shares vest on each anniversary of September 5.

(8)	37,500 shares vest on each anniversary of November 13.

(9)	7,500 shares vest on each anniversary of May 12.

(10)	5,000 shares vest on each anniversary of August 24.

(11)	7,500 shares vest on each anniversary of February 12.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on		Acquired on	Value Realized
	Exercise	Value Realized	Vesting	on Vesting
Name	(#)	on Exercise ($)	(#)	($)

Nathan Zommer	480,000	2,343,600	12,500	99,000
Uzi Sasson	—	—	12,500	94,150
Peter H. Ingram	120,000	376,800	—	—

Post-Employment Compensation

The following table shows for the fiscal year ended March 31, 2010, certain information regarding pension benefits for the only Named Executive Officer who is entitled to such benefits.

Pension Benefits for Fiscal 2010

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Peter H. Ingram	Defined Benefit Plan	25	387,836	—

Mr. Ingram is an employee of our German subsidiary and participates in the defined benefit plan of our German subsidiary. In 1992, the subsidiary awarded Mr. Ingram pension rights under which he will be entitled to receive a payment of €1,471, or $2,074, per month as his pension on retirement. Under the terms of the plan, his right to pension payments has fully vested. Further years of service will not increase his pension benefit. He may initiate pension payments upon retirement, but the amount of each payment that he would receive for the remainder of his life would be reduced by 0.5% for each month prior to age 63 that he commenced the payments, up to a maximum reduction of 6%. In the event of his death, his spouse would be entitled to payments equal to two-thirds of the payments that he would receive. Note 9 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2010 describes the defined benefit plan in which Mr. Ingram participates.

Potential Payments upon Termination or Change in Control

Dr. Zommer

Dr. Zommer’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause he is entitled to a single payment equal to one year’s salary. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of one year, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to three times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options.

Under his employment agreement, cause means conviction of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud or act of dishonesty against our company; willful breach of our policies; intentional damage to our property; or breach of the employment agreement or any other agreement with us. Change in control means any reorganization, consolidation or merger in which we are not the surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger where our stockholders have the same proportionate ownership of voting stock after the merger; the sale, exchange or other transfer to an unaffiliated third party of at least a majority of our voting stock; or the sale, lease, exchange or other transfer of all, or substantially all, of our assets. Good reason means reduction of his rate of salary compensation as in effect immediately prior to the change in control by more than five percent; failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which he is entitled to participate immediately prior to the change of control, except that employee contributions may be raised to the extent of any cost increases imposed by third parties, or any action by us that would adversely affect his participation or reduce his benefits under any of such plans; change in his responsibilities, authority, titles or offices resulting in diminution of position, excluding insubstantial, inadvertent actions and noting that the fact the company is no longer public or the ultimate parent is not such a diminution; request that Dr. Zommer relocate to a worksite that is more than 35 miles from his prior worksite; material reduction in duties; failure or refusal of the successor company to assume our obligations under his employment agreement; or material breach by us or any successor company of any of the material provisions of his employment agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Dr. Zommer under his employment agreement in connection with termination or a change in control as of March 31, 2010.

				Termination
				without Cause
				or For Good
	Involuntary			Reason within
Executive Benefits and	Termination	Involuntary		One Year
Payments upon Termination	Without	Termination		after Change
or Change in Control	Cause	For Cause	Disability	in Control
(1)	($)	($)	($)	($)

Cash payment	509,400	—	509,400	2,749,631 (2)
Vesting of stock awards(3)	—	—	106,750	106,750
Vesting of option awards	—	—	—	—
401(k) match(4)	—	—	7,350	11,025
Car expense(4)	—	—	22,131	33,197
Health insurance(4)	—	—	18,247	27,371
Other benefits(4)(5)	—	—	6,907	10,360
Total	509,400	—	670,785	2,938,334

(1)	Based on salary paid during fiscal 2010 and the amounts for benefits during fiscal 2010.

(2)	Based on the three fiscal years ended March 31, 2010.

(3)	Represents the fair market value of stock awards that would become vested due to termination, based on closing price of a share of our common stock on March 31, 2010, which was $8.54. For disability, assumes one year of vesting.

(4)	Assumes one year of benefits for disability and eighteen months of benefits for termination after change in control. Benefits are estimated using fiscal 2010 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year), annual medical exam reimbursement (estimated at $1,000 per year), and bill paying and bookkeeping services.

Mr. Sasson

Mr. Sasson’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause, he is entitled to a single payment equal to one month’s salary for each year of service, but not less than six months nor more than twelve months of salary. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of one year, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to two times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Cause, change in control and good reason have definitions identical to those in Dr. Zommer’s agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Mr. Sasson under his employment agreement in connection with termination or a change in control as of March 31, 2010.

				Termination
				without Cause
	Involuntary			or For Good
Executive Benefits and	Termination	Involuntary		Reason within
Payments upon Termination	Without	Termination		One Year after Change
or Change in Control	Cause	For Cause	Disability	in Control
(1)	($)	($)	($)	($)

Cash payment	148,500	—	297,000	980,641 (2)
Vesting of stock awards(3)	—	—	106,750	106,750
Vesting of option awards(3)	—	—	75,375	226,125
401(k) match(4)	—	—	—	—
Car expense(4)	—	—	12,483	18,725
Health insurance(4)	—	—	17,870	26,805
Other benefits(4)(5)	—	—	5,783	8,674
Total	148,500	—	515,261	1,367,720

(1)	Based on salary paid during fiscal 2010 and the amounts for benefits during fiscal 2010.

(2)	Based on the three fiscal years ended March 31, 2010.

(3)	Represents the fair market value of stock awards that would become vested due to termination or the value of the spread on options that would become exercisable due to termination, based on closing price of a share of our common stock on March 31, 2010, which was $8.54. For disability, assumes one year of vesting.

(4)	Assumes one year of benefits for disability and eighteen months of benefits for termination after change in control. Benefits are estimated using fiscal 2010 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year) and annual medical exam reimbursement (estimated at $1,000 per year).

Director Compensation

The following table shows for the fiscal year ended March 31, 2010 certain information with respect to the compensation of all of our non-employee directors:

Director Compensation for Fiscal 2010

	Fees Earned or	Option Awards	All Other	Total
Name	Paid in Cash ($)	($)(1)(2)	Compensation ($)(3)	($)

Donald Feucht	59,400	69,774	2,736	131,910
Samuel Kory	53,100	69,774	—	122,874
S. Joon Lee	36,000	69,774	2,985	108,759
Timothy Richardson	48,600	69,774	—	118,374
James Thorburn	44,100	69,774	—	113,874

(1)	These amounts reflect the value determined by us for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards. The value of the equity awards is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for stock options are determined using the Black-Scholes option pricing model. See Note 10, to our audited financial statements for the fiscal year ended March 31, 2010, included in our Annual Report on Form 10-K, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

(2)	Each non-employee director listed in the table above was granted a stock option for 20,000 shares of our common stock on September 11, 2009. Each of these awards had a grant date fair value of $69,774. The following table sets forth the number of outstanding option awards at March 31, 2010:

Number of Shares
Underlying Unexercised
Name	Options

Donald Feucht	176,250
Samuel Kory	153,250
S. Joon Lee	201,250
Timothy Richardson	90,000
James Thorburn	90,000

(3)	All other compensation represents reimbursements for expenses incurred in preparing the director’s personal income tax returns.

Each of the non-employee directors currently receives an annual retainer of $40,000. Additionally, each non-employee director is also paid a retainer for each additional committee of the Board on which he serves. The Chairs of the standing committees of the Board are paid retainers as follows: Chair of the Audit Committee, $15,000; Chair of the Compensation Committee, $10,000; and Chair of the Nominating and Corporate Governance Committee, $6,000. Other members of the standing committees are paid retainers as follows: Audit Committee member, $7,000; Compensation Committee member, $5,000; and Nominating and Corporate Governance Committee member, $2,000. During fiscal 2010, the retainers set forth above were reduced by 10% in light of the economic downturn. The retainers were restored to the amounts set forth above effective April 1, 2010. Additionally, each director is reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Meeting attendance fees are not paid.

The plan provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by the Board. Under current practice, each director receives an option to acquire 30,000 shares upon becoming a member of the Board, which vests in equal annual installments over four years, and an option to acquire 20,000 shares annually, which vests in monthly installments over one year. All non-employee director options will vest in full in connection with a change in control of our company. Each option has an exercise price equal to the fair market value of such common stock on the date of grant, based on the closing sales price reported on the Nasdaq Global Select Market for the date of grant.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

Section 4 of our Code of Ethics sets forth our policy regarding disclosure by an employee or director of a conflict of interest. A related party transaction would be a conflict of interest. Under Section 4 of our Code of Ethics, executive officers and directors are to disclose conflicts of interest to the Audit Committee. When transactions that fall within the coverage of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934 are identified, they are submitted to the Audit Committee for review, approval or ratification, excepting indemnity agreements, the form of which was previously approved by the stockholders. Evidence of the policy is set forth in Section 4 of our Code of Ethics and the charter of the Audit Committee. The Audit Committee considers transactions on a case-by-case basis in light of the applicable facts and circumstances, and has not developed specific standards for such review, approval or consideration. Review, approval or ratification is evidenced in the minutes of the Audit Committee. The policies and procedures are not otherwise set forth in writing.

Related Person Transactions

We have entered into indemnity agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Uzi Sasson
Secretary

July 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 27, 2010.

Copies of the proxy statement and of our annual report for the fiscal year ended March 31, 2010 are available at http://www.ixys.com/corporate/AnnualMeetingMaterials.asp.

You may also obtain such copies free of charge by writing to Uzi Sasson, Secretary, IXYS Corporation, 1590 Buckeye Drive, Milpitas, CA 95035.

IXYS CORPORATION 77239 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. Please mark your votes as indicated in this example X Management Recommends a Vote for the Nominees for Director Listed below. FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 1. To elect directors to hold office until the next Annual Meeting of Stockholders. Nominees: 01 Donald L. Feucht 02 Samuel Kory 03 S. Joon Lee 04 Timothy A. Richardson 05 James M. Thorburn 06 Nathan Zommer (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions Management Recommends a Vote for Proposals 2 and 3. FOR AGAINST ABSTAIN 2. To approve an increase of 350,000 shares of common stock of the Company under the 1999 Employee Stock Purchase Plan. 3. To ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2011. Will Attend Meeting YES Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

FOLD AND DETACH HERE PROXY IXYS CORPORATION 1590 BUCKEYE DRIVE MILPITAS, CALIFORNIA 95035 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 27, 2010 The undersigned hereby appoints Nathan Zommer and Uzi Sasson or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on July 1, 2010 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on August 27, 2010 at 1590 Buckeye Drive, Milpitas, California 95035 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 77239